UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  SCHEDULE 13G


                        Under the Securities Act of 1934


                              ENVIROKARE TECH, INC.
                                (Name of Issuer)

                          Common Stock, $.001 par value
                         (Title of Class of Securities)


                                   29404N-209
                                 (CUSIP Number)


                                December 21, 2000
             (Date of Event which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                / / Rule 13d-1(b)
                                /x/ Rule 13d-1(c)
                                / / Rule 13d-1(d)

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CUSIP No. 29404N-209                                                 Page 2 of 5


--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON                                ELECTROSHIP PARTNERS
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON          Not Applicable

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  [_]
                                                                       (b)  [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                       New York

--------------------------------------------------------------------------------
                    5   SOLE VOTING POWER
    NUMBER OF                                                          2,500,000
      SHARES        ------------------------------------------------------------
   BENEFICIALLY     6   SHARED VOTING POWER
     OWNED BY                                                                  0
       EACH         ------------------------------------------------------------
    REPORTING       7   SOLE DISPOSITIVE POWER
     PERSON                                                            2,500,000
      WITH          ------------------------------------------------------------
                    8   SHARED DISPOSITIVE POWER
                                                                               0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                       2,500,000
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             ---

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                           18.1%

--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

                                                                              PN
--------------------------------------------------------------------------------

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CUSIP No. 29404N-209                                                Page 3 of 5


Item 1(a).     Name of Issuer:

               Envirokare Tech, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               2470 Chandler Avenue, Suite 5
               Las Vegas, Nevada  89120

Item 2(a).     Name of Person Filing:

               Electroship Partners

Item 2(b).     Address of Principal Business Office or, if None, Residence:

               3500 Sunrise Highway, Suite T-209
               Great River, New York  11739

Item 2(c).     Citizenship:

               New York

Item 2(d).     Title of Class of Securities:

               Common Stock, $.001 par value

Item 2(e).     CUSIP Number:

               29404N-209

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

     (a) / / Broker or dealer registered under Section 15 of the Exchange Act.
     (b) / / Bank as defined in Section 3(a)(6) of the Exchange Act.
     (c) / / Insurance company as defined in Section 3(a)(19) of the Exchange
             Act.
     (d) / / Investment company registered under Section 8 of the Investment Company Act.
     (e) / / An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
     (f) / / An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).
     (g) / / A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G).
     (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
     (i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.
     (j) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

            Not Applicable

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CUSIP No. 29404N-209                                                 Page 4 of 5


Item 4.        Ownership.

               Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
        Item 1.

        (a) Amount beneficially owned:                                2,500,000

        (b) Percent of class:                                             18.1%

        (c) Number of shares as to which the person has:

               (i) Sole power to vote or direct the vote:             2,500,000
              (ii) Shared power to vote or to direct the vote:                0
             (iii) Sole power to dispose or to direct the
                   disposition of:                                    2,500,000
              (iv) Shared power to dispose or to direct the
                   disposition of:                                            0

Item 5.        Ownership of Five Percent or Less of a Class.

               Not Applicable

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

               Not Applicable

Item 8.        Identification and Classification of Members of the Group.

               Not Applicable

Item 9.        Notice of Dissolution of Group.

               Not Applicable

Item 10.       Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 29404N-209                                                 Page 5 of 5


                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: January 5, 2001                       ELECTROSHIP PARTNERS


                                            By: /s/ John Notarianni
                                                ----------------------------
                                                Name:  John Notarianni
                                                Title: Managing Partner